Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-13802) and Registration Statements on Form S-8 (File Nos. 333-06850, 333-11384, 333-12326, 333-13224, 333-13330, 333-13494, 333-105348, 333-108869 and 333-137364) pertaining to the Executive Share Option Scheme, the 1997 Share Option Scheme, as amended, the 1997 Director Share Option Scheme and the 1999 Employee Stock Purchase Plan of IONA Technologies PLC, the 2006 Share Incentive Plan, the 1997 Stock Plan of Genesis Development Corporation, the Stock Option Plan of Object-Oriented Concepts, Inc. and the 1999 Stock Option Plan of Netfish Technologies, Inc., of our report dated April 27, 2007, with respect to the Consolidated Financial Statements of IONA Technologies PLC included in the Annual Report (Form 20-F) for the year ended December 31, 2006.
/s/ Ernst & Young
Ernst & Young
Dublin, Ireland
April 27, 2007